Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys, Inc. Expects to Exceed Previous Guidance for Fiscal 2004

CLEVELAND – January 15, 2004 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer solutions, today announced an update to its previously issued fiscal 2004 full-year guidance.

As a result of strong third quarter performance, the Company currently anticipates that fiscal 2004 third-quarter earnings will be between $0.29 and $0.31 per share (basic) and between $0.26 and $0.28 per share (diluted). The current First Call mean estimate for the fiscal 2004 third quarter is $0.20 per share (basic and diluted). The Company now estimates that its fiscal 2004 earnings will be between $0.22 and $0.24 per share (basic and diluted). The Company’s previous fiscal 2004 guidance was $0.16 to $0.20 per share (basic and diluted).

A conference call to discuss fiscal 2004 third-quarter results is scheduled for 10:00 a.m. ET on Monday, February 2, 2004. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the Company’s Web site: www.agilysys.com.

Forward-Looking Language

Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties and are subject to important factors that could cause Agilysys’ actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys’ subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys’ anticipated revenue gains, margin improvements, cost savings, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys’ competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys’ actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

-more-

About Agilysys, Inc.

Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer solutions from HP, IBM, and Oracle, as well as other leading manufacturers. Agilysys has a proven track record of delivering complex servers, software, storage, and services to resellers and corporate customers across a diverse set of industries. Headquartered in Cleveland, Ohio, Agilysys has sales offices throughout the U.S. and Canada. For more information about Agilysys, visit the Company’s website at www.agilysys.com.

For more information contact:	Martin Ellis Executive Vice President, Corporate Development and Investor Relations Agilysys, Inc. 440-720-8682

# # #

5